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                                                                    EXHIBIT 10.5


                                AGREEMENT TO PAY
                     BLUE CROSS AND BLUE SHIELD OF MINNESOTA
                            ATTORNEYS' FEES AND COSTS

                  Philip Morris Incorporated (hereinafter "PM"), R.J. Reynolds Tobacco Company (hereinafter "RJR"), Brown & Williamson Tobacco Corporation (hereinafter "B&W"), and Lorillard Tobacco Company (hereinafter "Lorillard") (collectively referred to as "The Settling Defendants"), hereby enter into this Agreement To Pay Blue Cross and Blue Shield of Minnesota Attorneys' Fees And Costs (hereinafter the "Agreement") with Robins, Kaplan, Miller & Ciresi L.L.P. (hereinafter "RKM&C") providing for the payment of all attorneys' fees and costs incurred in the prosecution of the lawsuit captioned The State of Minnesota and Blue Cross and Blue Shield of Minnesota vs. Philip Morris Incorporated, et al., Court File C1-94-8565 (hereinafter "The Case"), by BCBS, Inc., d/b/a Blue Cross and Blue Shield of Minnesota (hereinafter "BCBS").

                                   BACKGROUND

                  1. On August 17, 1994, The State of Minnesota, together with BCBS, commenced The Case in Ramsey County District Court in St. Paul, Minnesota.

                  2. From August 1994 until January 1998, RKM&C engaged in extensive and unprecedented pretrial and discovery proceedings, which led to the establishment of a document depository in Minneapolis, Minnesota, into which was placed in excess of 28 million pages of documents. A second document depository was established in Guildford, England, into which was placed in excess of six million pages of documents. The majority of the documents in the U.S. and Guildford depositories were never previously produced by defendants in any lawsuit. Also included among the documents in the Minneapolis depository are in excess of 40,000 documents obtained by RKM&C over which defendants had continuously maintained the claim of attorney-client privilege.

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The production of the attorney-client privilege documents was the subject of numerous appeals, including an appeal to the U.S. Supreme Court.

                  3. RKM&C painstakingly reviewed the 34 million documents and selected those it deemed the most probative and relevant, which set of documents became nationally known as the "Minnesota select" documents. The Minnesota select documents have been provided to other litigants (including state attorneys general and private parties), Congress and Governmental authorities.

                  4. RKM&C took or defended the depositions of more than 300 fact and expert witnesses.

                  5. Throughout the pretrial proceedings, more than 190 motions were prosecuted and defended by Defendants and RKM&C, resulting in 200 orders being issued by the trial court.

                  6. Interlocutory appeals were taken by Defendants of numerous trial court orders resulting in 12 appeals to the Minnesota Court of Appeals; four appeals to the Minnesota Supreme Court; and two appeals to the U.S. Supreme Court.

                  7. On January 20, 1998, trial of The Case began before the Honorable Kenneth J. Fitzpatrick. The trial proceeded for 74 trial days until May 4, 1998. Forty-one witnesses testified, and the transcript of the trial is more than 15,000 pages in length.

                  8. On May 8, 1998, after all parties to the trial had rested, but before the case was submitted to the jury, The Case was settled. After settlement of the BCBS's claims, RKM&C relinquished its right to receive attorneys' fees and costs pursuant to the retainer agreement entered into between RKM&C and BCBS based upon the undertaking by The Settling Defendants to negotiate directly with RKM&C for payment of attorneys' fees and costs. This Agreement between

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The Settling Defendants and RKM&C is the result of those negotiations and represents The Settling Defendants' undertaking to pay attorneys' fees and costs to RKM&C

                                    AGREEMENT

                  Now, therefore, the undersigned parties agree as follows:

                  9. For and in consideration of the payment of attorneys' fees and costs as set forth herein, RKM&C relinquishes its right to receive attorneys' fees and costs pursuant to the retainer agreement entered into between RKM&C and BCBS.

                  10. For and in consideration of the facts set forth above and in consideration of RKM&C agreeing to relinquish its right to claim any fees and costs under its retainer agreement with BCBS, and in partial consideration for the settlement of The Case, The Defendants agree to pay to RKM&C attorneys' fees in the amount of One Hundred Seventeen Million Two Hundred Fifty Thousand Dollars ($117,250,000) to be paid as follows: Sixty Million Dollars ($60,000,000) on July 1, 1998; Fifty-seven Million Two Hundred Fifty Thousand Dollars ($57,250,000) on September 4, 1998.

                  11. Defendants also agree to pay Four Million Dollars ($4,000,000) as and for costs due and owing by BCBS to RKM&C on or before May 18, 1998.

                  12. The amount of fees and costs due and owing pursuant to paragraphs 10 and 11 shall be paid by Settling Defendants pro rata in proportion to their Market Share. No Settling Defendant shall be obligated to make any payment due from any other Settling Defendant. All obligations of The Settling Defendants pursuant to this Agreement are intended to be and shall remain several, and not joint.

                  13. The payment of fees pursuant to paragraph 10 shall constitute the entire obligation of The Settling Defendants with respect to attorneys' fees in connection with the

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representation by RKM&C of BCBS in connection with this action, and the exclusive means by which RKM&C may seek payment of fees from defendants, or otherwise, in connection with its representation of BCBS in this action. RKM&C represents that it has served as sole outside counsel to BCBS in connection with this action.

                            MISCELLANEOUS PROVISIONS

                  14. In the event either party to this Agreement is required to seek enforcement of the terms of this Agreement in court, all attorneys' fees and costs incurred in enforcing the Agreement shall be paid by the party against whom enforcement is obtained.

                  15. Each Defendant has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by each Defendant and constitutes its legal, valid and binding obligation.

                  16. This Agreement constitutes the entire agreement among the parties with regard to the subject matter of the Agreement and supersedes any previous agreements and understandings between the parties with respect to the subject matter. This Agreement may not be modified or amended except in writing and signed by all parties.

                  17. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  18. Except as otherwise specifically provided for in this Agreement, no party shall be liable for any costs or expenses incurred by or on behalf of any other party in connection with this Agreement and the actions contemplated hereby.

                  19. This Agreement shall be construed in accordance with and governed by the laws of Minnesota applicable to agreements made and to be performed in Minnesota.

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                  20. Any disputes regarding the interpretation of this
Agreement and any actions to enforce its terms shall be venued in Ramsey County District Court in the State of Minnesota.

                  21. The parties agree that the payment of attorneys' fees and costs provided for in this Agreement shall be made strictly according to its terms. The Settling Defendants will not seek to avoid through legislation any of their obligations under this Agreement.

                  22. This Agreement is not intended to, and does not, vest standing in any third party with respect to the terms hereof, or create for any person other than the parties hereto a right to enforce the terms hereof.

                  23. For and in consideration for the payment of fees as provided herein, RKM&C hereby releases Settling Defendants from any and all claims (other than a claim to enforce this Agreement) arising out of or in any way related to the litigation or settlement of The Case.

                  24. Unless otherwise specified, the terms used in this Agreement are subject to the definitions contained in the Settlement Agreement.

                  IN WITNESS WHEREOF, the parties hereto, through their fully authorized representatives, have agreed to this Agreement To Pay Blue Cross and Blue Shield of Minnesota Attorneys' Fees and Costs as of this 8th day of May, 1998.

                                       ROBINS, KAPLAN, MILLER & CIRESI L.L.P.

                                       By: /s/ MICHAEL V. CIRESI

                                          Michael V. Ciresi

                                          PHILIP MORRIS INCORPORATED

                                       By: /s/ MEYER G. KOPLOW

                                          Meyer G. Koplow
                                          Counsel

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                                       By: /s/ MARTIN J. BARRINGTON

                                          Martin J. Barrington
                                          General Counsel

                                          R.J. REYNOLDS TOBACCO COMPANY

                                       By: /s/ D. SCOTT WISE

                                           D. Scott Wise
                                           Counsel

                                       By: /s/ CHARLES A. BLIXT

                                          Charles A. Blixt
                                          General Counsel

                                          BROWN & WILLIAMSON TOBACCO

                                   CORPORATION

                                       By: /s/ STEPHEN R. PATTON

                                          Stephen R. Patton
                                          Counsel

                                       By: /s/ F. ANTHONY BURKE

                                          F. Anthony Burke
                                          Vice President and General Counsel

                                          LORILLARD TOBACCO COMPANY

                                       By: /s/ ARTHUR J. STEVENS

                                          Arthur J. Stevens
                                          Senior Vice President &
                                            General Counsel

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